Exhibit 99.1

Hemisphere Media Group Announces Fourth Quarter and Full Year 2020 Financial Results

Outstanding Results, with 54% Increase in Fourth Quarter Advertising Revenue

Record-Setting Advertising Revenue in Fourth Quarter

Fourth Quarter Net Income of $9.6 Million, an Improvement of $5.7 Million; Adjusted EBITDA Growth of 20% (1)

MIAMI, FL — (March 2, 2021) — Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere” or the “Company”), the only publicly traded pure-play U.S. media company targeting the high growth U.S. Hispanic and Latin American markets with leading broadcast and cable television and digital content platforms, today announced financial results for the fourth quarter and full year ended December 31, 2020.

President and Chief Executive Officer of Hemisphere, Alan Sokol, said, “For the second consecutive quarter, we are proud to have delivered industry-leading revenue growth. Our fourth quarter was the highest quarter of TV advertising revenue in our history, even when excluding political revenue.

“Our fourth quarter was highlighted by 19% growth in net revenue, driven by an extraordinary 54% increase in advertising revenue. These impressive revenue numbers translated to 20% growth in Adjusted EBITDA in the fourth quarter.

“Our revenue growth was led by WAPA, which delivered the highest quarterly advertising revenue in the history of Puerto Rico television. WAPA achieved this historic result by expanding on its well-established leadership position in Puerto Rico. WAPA’s Nielsen ratings for total day during 2020 were the highest since Nielsen began measuring television ratings in Puerto Rico in 2010. We are also pleased that we have entered into retransmission renewals with the two largest distributors in Puerto Rico. These renewals will result in significant retransmission fee growth in 2021.

“We also experienced terrific ratings growth across our U.S. cable networks, as we continue to defy overall viewing trends with our unique and compelling program offering. CentroAmerica TV delivered its ninth consecutive quarter of year-over-year audience growth, increasing total day ratings by 40%. We are excited to announce two new carriage agreements—Televisión Dominicana launched on DIRECTV Puerto Rico on March 1 and CentroAmerica TV launched on a growing over-top-service, Fanatiz, targeting Hispanic sports fans.

“Pantaya is a key strategic initiative. As the leading Spanish-language subscription streaming service in the U.S., Pantaya is ideally positioned as the unrivaled destination for U.S. Hispanics to enjoy blockbuster movies and premium original series. In 2020, Pantaya’s subscriber base grew approximately 40%, and now has over 900,000 paying subscribers, with tremendous untapped potential.

“Despite a challenging environment, Canal 1 of Colombia outperformed the overall TV market and was able to successfully mitigate market declines by prudently managing and reducing costs.

“Hemisphere has a proven track record of successfully navigating incredibly challenging situations, and this year was certainly no exception. Our performance reflects the hard work and resiliency of our dedicated team, and with our encouraging early results for 2021, gives us terrific momentum and confidence for this year and beyond.”

Financial Results for the Three and Twelve Months Ended December 31, 2020

Net revenues were $46.9 million for the three months ended December 31, 2020, an increase of 19%, as compared to net revenues of $39.3 million for the same period in 2019. Net revenues were $151.2 million for the twelve months ended December 31, 2020, an increase of 1%, as compared to net revenues of $149.4 million for the same period in 2019. The increases in both periods were due to growth in advertising revenue, which was offset in part by lower affiliate revenue and other revenue. Advertising revenue for the three months ended December 31, 2020, increased $9.5 million, or 54%, as compared to the same period in 2019. Advertising revenue for the twelve months ended December 31, 2020 grew $8.6 million, or 14%, as compared to the prior year, with significant acceleration in the second half of the year. The increases in both periods were driven by record advertising at WAPA and continued advertising growth at our cable networks, as well as political advertising revenue of $2.7 million and $4.3 million for the three and twelve-month periods, respectively. Affiliate revenue for the three and twelve months ended December 31, 2020, decreased $0.2 million, or 1%, and $6.0 million, or 7%, respectively, as compared to the same periods in 2019. The decreases in both periods were due to a decline in subscribers at our U.S. and Latin American cable networks and for the full year, were also impacted by unfavorable foreign currency movements in Latin America. Other revenue for the three and twelve months ended December 31, 2020 decreased $1.7 million, and $0.9 million, as compared to the same periods in 2019, due to both the timing of licensing our content to third parties, which varies from period to period, and the lack of theatrical releases due to the pandemic.

Operating expenses for the three months ended December 31, 2020, were $31.6 million, an increase of 22%, as compared to $25.9 million for the same period in 2019. This included a $2.8 million non-cash impairment charge related to goodwill and intangibles arising from the acquisition of Snap. Without this impairment charge, operating expenses would have increased 12% over the same period in 2019. Operating expenses for the year ended December 31, 2020, were $109.5 million, an increase of 9%, as compared to $100.1 million for the same period in 2019. These increases were primarily due to higher news costs related to coverage of the elections, higher programming costs due to timing of premieres, as well as content write-offs, and increased personnel costs, including advertising sales commissions. Higher expenses in both periods were offset in part by lower marketing and research costs, benefits provided under the CARES Act, and lower depreciation and amortization expense.

Net income attributable to Hemisphere Media Group, Inc. was $9.6 million for the three months ended December 31, 2020, as compared to $3.8 million for the same period in 2019. Net loss was $1.2 million for the twelve months ended December 31, 2020, as compared to $3.4 million for the same period in 2019.

Adjusted EBITDA was $22.0 million for the three months ended December 31, 2020, an increase of 20%, as compared to Adjusted EBITDA of $18.4 million for the same period in 2019. Adjusted EBITDA was $63.6 million for the twelve months ended December 31, 2020, a decrease of 4%, as compared to Adjusted EBITDA of $66.5 million for the same period in 2019.

As of December 31, 2020, the Company had $204.8 million in debt and $134.5 million of cash. The Company’s gross leverage ratio was approximately 3.2x, and net leverage ratio was approximately 1.1x.

As previously announced, during the fourth quarter, the Board of Directors of the Company authorized a $20 million share repurchase plan. During the three months ended December 31, 2020, the Company repurchased 33,082 shares of Class A common stock at a weighted average price of $10.59, for an aggregate purchase price of approximately $0.4 million.

During the three months ended December 31, 2020, the Company funded $1.9 million into its joint ventures, bringing the full year total investments to $9.4 million, down from $31.7 million in the same period in 2019.

(1)            See the Non-GAAP Reconciliations section of this earnings release for a discussion of non-GAAP financial measures used in this release.

The following tables set forth the Company’s financial performance for the three and twelve months ended December 31, 2020 and 2019, as well as select financial data as of December 31, 2020 and 2019:

HEMISPHERE MEDIA GROUP, INC.

Comparison of Consolidated Operating Results

(amounts in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(Unaudited)		(Audited)
Net revenues	$46,868	$39,284	$151,184	$149,387
Operating Expenses:
Cost of revenues	13,788	11,162	48,309	43,138
Selling, general and administrative	12,386	11,178	44,646	44,761
Depreciation and amortization	2,776	3,329	11,472	12,533
Other expenses	6	268	3,226	1,451
Gain from FCC spectrum repack and other	(122)	(78)	(953)	(1,739)
Impairment of goodwill and intangibles	2,784	-	2,784	-
Total operating expenses	31,618	25,859	109,484	100,144

Operating income	15,250	13,425	41,700	49,243

Other expenses, net:
Interest expense and other, net	(2,543)	(2,875)	(10,376)	(11,953)
Loss on equity method investments	(4,062)	(6,223)	(22,258)	(30,271)
Impairment of equity method investment	-	-	(5,479)	-
Gain from insurance proceeds and other, net	3,267	1,596	3,267	1,596
Total other expenses, net	(3,338)	(7,502)	(34,846)	(40,628)
Income before income taxes	11,912	5,923	6,854	8,615

Income tax expense	(3,119)	(2,144)	(8,992)	(12,086)
Net income (loss)	$8,793	$3,779	$(2,138)	$(3,471)

Net loss attributable to noncontrolling interests	785	67	903	104
Net income (loss) attributable to Hemisphere Media Group, Inc.	$9,578	$3,846	$(1,235)	$(3,367)

Reconciliation of net income (loss) attributable to Hemisphere Media Group, Inc. to Adjusted EBITDA:
Net income (loss) attributable to Hemisphere Media Group, Inc.	$9,578	$3,846	$(1,235)	$(3,367)
Add (Deduct):
Net loss attributable to noncontrolling interests	(785)	(67)	(903)	(104)
Income tax expense	3,119	2,144	8,992	12,086
Gain from insurance proceeds and other, net	(3,267)	(1,596)	(3,267)	(1,596)
Loss on equity method investments	4,062	6,223	22,258	30,271
Interest expense and other, net	2,543	2,875	10,376	11,953
Impairment charges	2,784	-	8,263	-
Gain from FCC spectrum repack and other	(122)	(78)	(953)	(1,739)
Transaction and non-recurring expenses	28	435	3,292	1,625
Depreciation and amortization	2,776	3,329	11,472	12,533
Stock-based compensation	1,331	1,273	5,282	4,808
Adjusted EBITDA	$22,047	$18,384	$63,577	$66,470

Selected Financial Data:

(amounts in thousands)

	As of	As of
	December 31, 2020	December 31, 2019
	(Unaudited)	(Audited)
Cash	$134,471	$92,151
Debt (a)	$204,813	$206,947

Leverage ratio (b):	3.2x	3.1x
Net leverage ratio (c):	1.1x	1.7x

(a) Represents the aggregate principal amount of the debt.

(b) Represents gross debt divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company's amended term loan.

(c)  Represents gross debt less cash divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company's amended term loan.

The following table presents estimated subscriber information (unaudited):

	Subscribers(a) (amounts in thousands)
	December 31, 2020	December 31, 2019
U.S. Cable Networks:
WAPA America(b)	3,672	4,140
Cinelatino	3,822	4,364
Pasiones	4,125	4,626
CentroAmerica TV	3,468	3,976
Television Dominicana	2,178	2,345
Total	17,265	19,451
Latin America Cable Networks:
Cinelatino	14,096	16,132
Pasiones	14,250	16,763
Total	28,346	32,895

(a)	Amounts presented are based on most recent remittances received from the Company’s distributors as of the respective dates shown above, which are typically two months prior to the dates shown above.
(b)	Excludes digital basic subscribers.

Non-GAAP Reconciliations

Within Hemisphere’s fourth quarter and full year 2020 press release, Hemisphere makes reference to the non-GAAP financial measure, “Adjusted EBITDA.” Whenever such information is presented, Hemisphere has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. When presenting Adjusted EBITDA, Hemisphere’s management adds back (deducts) from net income (loss) attributable to Hemisphere Media Group, Inc., net loss attributable to non-controlling interest, depreciation expense, amortization of intangibles, gain from FCC spectrum repack and other, gain from insurance proceeds and other, net, loss on equity method investment, interest expense and other, net, impairment charges, transaction and non-recurring expenses, income tax expense, and stock-based compensation. The specific reasons why Hemisphere’s management believes that the presentation of this non-GAAP financial measure provides useful information to investors regarding Hemisphere’s financial condition, results of its operations and cash flows has been provided in the Form 8-K filed in connection with this press release. A reconciliation of net income (loss) attributable to Hemisphere Media Group, Inc. to Adjusted EBITDA can be found above in the table that sets forth Hemisphere’s financial performance for the three and twelve months ended December 31, 2020 and 2019.

Conference Call

Hemisphere will conduct a conference call to discuss its fourth quarter and full year 2020 results at 10:00 AM ET on Tuesday, March 2, 2021. A live broadcast of the conference call will be available online via the Company's Investor Relations website located at www.hemispheretv.com. Alternatively, interested parties can access the conference call by dialing (844) 502-0254, or from outside the United States at (236) 714-3063, at least five minutes prior to the start time. The conference ID for the call is 1563675.

A replay of the call will be available beginning at approximately 1:00 PM Eastern Time on Tuesday, March 2, 2021 by dialing (800) 585-8367, or from outside the United States by dialing (416) 621-4642. The conference ID for the replay is 1563675.

Forward-Looking Statements

Statements in this press release and oral statements made from time to time by representatives of Hemisphere may contain certain statements about Hemisphere and its consolidated subsidiaries that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These include, but are not limited to, the deterioration of general economic conditions, political instability, social unrest, and public health crises, such as the occurrence of a global pandemic like COVID-19, either nationally or in the local markets in which Hemisphere operates, Puerto Rico’s uncertain political climate, as well as delays in the disbursement of earmarked federal funds on the local economy and advertising market, the effects of extreme weather and climate events on Hemisphere’s business as well as Hemisphere’s counterparties, customers, employees, third-party vendors and suppliers, changes in the distribution and viewing of television programming, including the expanded deployment of personal video recorders, subscription and advertising video on demand, internet protocol television, mobile personal devices and personal tablets and their impact on advertising and affiliate revenue, short and long-term migration shifts in Puerto Rico, Hemisphere’s ability to timely and fully recover proceeds under our insurance policies, Hemisphere’s ability to successfully integrate acquired assets and achieve anticipated synergies, statements relating to Hemisphere’s future financial and operating results (including growth and earnings), plans, objectives, expectations and intentions and other statements that are not historical facts. These statements are based on the current expectations of the management of Hemisphere and are subject to uncertainty and changes in circumstance, which may cause actual results to differ materially from those expressed or implied in such forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “expect,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements are discussed under the headings “Risk Factors” and “Forward-Looking Statements” in Hemisphere’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), as they may be updated in any future reports filed with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Hemisphere’s actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Hemisphere undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

About Hemisphere Media Group, Inc.

Hemisphere Media Group, Inc. (HMTV) is the only publicly traded pure-play U.S. media company targeting the high-growth U.S. Hispanic and Latin American markets with leading television and digital content platforms. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, the leading broadcast television network in Puerto Rico, and has ownership interests in a leading broadcast television network in Colombia, a Spanish-language content distribution company, and a Spanish-language OTT service in the U.S.

Contact:

Edelman Financial Communications for Hemisphere Media Group

Danielle O‘Brien

917-444-6325

danielle.obrien@edelman.com